Exhibit 23.2
Consent of Independent Registered Public Accounting Firm — Ernst & Young LLP
We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 to Form S-8 No. 333-133829) pertaining to the Halozyme Therapeutics, Inc. 2005 Outside Directors’ Stock Plan, and the Halozyme Therapeutics, Inc. 2006 Stock Plan, of our reports dated March 12, 2008, with respect to the consolidated financial statements of Halozyme Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting of Halozyme Therapeutics, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, California
September 16, 2008